EXHIBIT 99.1

PVH CORP. NAMES CHERYL ABEL-HODGES CHIEF EXECUTIVE OFFICER OF
CALVIN KLEIN, INC.

 -Steve Shiffman to leave the company-

NEW YORK – (BUSINESS WIRE)—June 10, 2019 – PVH Corp. [NYSE:PVH], one of the world's largest apparel companies and owner of iconic brands, including CALVIN KLEIN, TOMMY HILFIGER, Van Heusen, Speedo, and IZOD, announced today that Cheryl Abel-Hodges is the new Chief Executive Officer of Calvin Klein.

Abel-Hodges previously had served as Group President, Calvin Klein North America and The Underwear Group. In her new role, she reports to Stefan Larsson, PVH President.

Steve Shiffman, formerly CEO, is leaving the company to pursue other interests.

"I have great confidence that Cheryl is the right person to lead the CALVIN KLEIN brand. Her strong management abilities, together with her consistent track record for operational excellence, will provide strong direction for the Calvin Klein team," said Emanuel Chirico, Chairman and CEO, PVH Corp. "I believe this leadership change, coupled with our incredible management teams around the world, will allow us to capture the brand's long-term growth potential."

Chirico added, "I want to thank Steve for his many contributions to PVH, which included leading our Calvin Klein and Heritage Brands retail businesses, as well as playing a key role in growing the CALVIN KLEIN brand as CEO."

Since joining PVH in 2006, Abel-Hodges has held various leadership positions across the organization. As Group President Calvin Klein North America, she helped set the strategic direction for the CALVIN KLEIN brand, driving a consumer-centric approach. Within The Underwear Group, Abel-Hodges led the development of PVH's innovative underwear platform, overseeing design, merchandising, product development and planning for all of PVH's underwear and women's intimates businesses.

About PVH Corp.

PVH is one of the most admired fashion and lifestyle companies in the world. We power brands that drive fashion forward – for good. Our brand portfolio includes the iconic CALVIN KLEIN, TOMMY HILFIGER, Van Heusen, IZOD, ARROW, Speedo*, Warner's, Olga and Geoffrey Beene brands, as well as the digital-centric True & Co. intimates brand. We market a variety of goods under these and other nationally and internationally known owned and licensed brands. PVH has over 38,000 associates operating in over 40 countries and $9.7 billion in annual revenues. That's the Power of Us. That's the Power of PVH.

*The Speedo brand is licensed for North America and the Caribbean in perpetuity from Speedo International Limited.

Contacts
PVH Corp.
Dana Perlman
 Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
communications@pvh.com

Calvin Klein
Caroline Curtis
Vice President Brand Marketing & Corporate Communications
(212) 292-9214
carolinecurtis@ck.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including, without limitation, statements relating to the Company's future plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company's apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company's licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company's licensors, and other factors; (iv) the Company's ability to manage its growth and inventory, including the Company's ability to realize benefits from acquisitions, such as the pending acquisitions identified in this press release; (v) quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed; (vi) the availability and cost of raw materials; (vii) the Company's ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company's products can best be produced); (viii) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company's or its licensees' or other business partners' products are sold, produced or are planned to be sold or produced; (ix) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (x) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity's, the acquired business's or the Company's existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company's continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xi) the failure of the Company's licensees to market successfully licensed products or to preserve the value of the Company's brands, or their misuse of the Company's brands; (xii) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xiii) the Company's retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xiv) the impact of new and revised tax legislation and regulations, particularly the U.S. Tax Cuts and Jobs Act of 2017 that might disproportionately affect the Company as compared to some of its peers due to the specific tax structure of the Company and its greater percentage of revenues and income generated outside of the U.S., and the legislation enacted in the Netherlands known as the "2019 Dutch Tax Plan"; and (xv) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission ("SEC").

The Company does not undertake any obligation to update publicly any forward-looking statement, whether as a result of the receipt of new information, future events or otherwise.